Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Prudential Investment Portfolios 16:

We consent to the use of our report, dated December 18, 2018, with respect to the financial statements and financial highlights of PGIM Income Builder Fund (formerly Prudential Income Builder Fund), a series of Prudential Investment Portfolios 16, as of October 31, 2018, and for the respective years or periods presented therein, incorporated by reference herein. We also consent to the references to our firm under the headings “Financial Highlights” in the prospectus and “Other Service Providers – Independent Registered Public Accounting Firm” and “Financial Statements” in the statement of additional information.

New York, New York

December 21, 2018